Exhibit 10.7

Gannett Co., Inc.

Compensation for Non-Employee Directors

Annual Fees

Each director is entitled to receive an annual fee of $45,000. Each committee chair is entitled to receive an additional annual fee of $15,000.

In lieu of receiving their annual fees in cash, directors may elect to receive their fees in:

(1) shares of restricted stock worth 110% of the applicable cash fee, based on the market value of Gannett’s stock at the time of payment. These restricted shares generally vest at a rate of 1/4th of the shares per quarter after the date of grant, receive dividends and are held by the Company for the benefit of the director until his or her retirement at which time vested shares are delivered to the director.

(2) options to purchase a number of shares of common stock equal to four times the number of shares that would have been issued if the applicable fee had been paid in shares of restricted stock. These options generally vest at a rate of 1/4th of the shares per quarter after the date of grant, have an exercise price equal to the fair market value of a share of common stock on the date of grant, and are exercisable for a period of eight years from the date of grant.

In addition, upon each annual meeting of shareholders, each director receives a long-term award of either 1,250 shares of restricted stock or options to purchase 5,000 shares of stock. These long-term awards vest as follows:

(1) restricted shares generally vest at a rate of 1/36th of the shares per month, receive dividends and are held by the Company for the benefit of the director until his or her retirement at which time the vested shares are delivered to the director.

(2) options generally vest at a rate of 1/4th of the shares on each anniversary of the date of grant, have an exercise price equal to the fair market value of a share of common stock on the date of grant, and are exercisable for a period of eight years from the date of grant.

Meeting Fees

Directors receive $2,000 for each board meeting attended and $1,000 for each committee meeting attended.

In lieu of receiving their meeting fees in cash, directors may elect to receive their fees in:

(1) shares of restricted stock worth 110% of the applicable cash fee, based on the market value of Gannett’s stock at the time of payment. These restricted shares are fully vested on the date of grant, receive dividends and are held by the Company for the benefit of the director until his or her retirement at which time the vested shares are delivered to the director.

(2) options to purchase a number of shares of common stock equal to four times the number of shares that would have been issued if the applicable fee had been paid in shares of restricted stock. These options are fully vested on the date of grant, have an exercise price equal to the fair market value of a share of common stock on the date of grant, and are exercisable for a period of eight years from the date of grant.

Special Vesting Rules

Upon the retirement of a non-employee director due to Gannett’s mandatory retirement policy, the director’s restricted stock would vest immediately and, for any non-employee director who completed at least three full years of service on the board of directors, the options would vest immediately. Options and restricted stock also automatically vest upon a change of control of Gannett. If a non-employee director ceases to be a director for reasons other than Gannett’s mandatory retirement policy, unvested shares of restricted stock and unvested options are forfeited, except that if the director completed at least three full years of service on the board of directors: (i) all vested options as of the termination date may be exercised for a period of years following termination that is equal to the number of full three year terms the participant has served as a director (e.g., if the director has served two full three year terms, the post-termination exercise period would be two years) up to a maximum of three years, and (ii) all unvested options will continue to vest during such post-termination exercise period in accordance with the option’s original vesting schedule.

Deferral

Directors may elect to defer their cash or restricted stock fees under Gannett’s Deferred Compensation Plan, which for cash fee deferrals provides for ten deemed investment options, including mutual funds and a Gannett common stock fund. Deferred fees paid as restricted stock must be invested in the Gannett common stock fund of the Deferred Compensation Plan.

Other Compensation

Directors receive travel accident insurance of $1,000,000 and a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

Expenses

Directors are reimbursed for their reasonable expenses of attending board and committee meetings.